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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5)


                            Omega Healthcare Investors, Inc.
--------------------------------------------------------------------------------
                                    (Name of Issuer)


                        Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                             (Title of Class of Securities)

                                    681936100
             ------------------------------------------------------
                                 (CUSIP Number)

                                    Kym Irvin
                             Explorer Holdings, L.P.
                                2200 Ross Avenue
                                 Suite 4200 West
                            Dallas, Texas 75201-6799
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                February 21, 2002
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the reporting person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.



                                  Page 1 of 9
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-----------------------------                            -----------------------
 CUSIP NO.  681936100                  13D                Page 2 of 9 Pages
-----------------------------                            -----------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Explorer Holdings, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |X|
                                                                        (b) |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             WC
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)                                  |_|

--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                                    None
                           -----------------------------------------------------
 NUMBER OF                 8        SHARED VOTING POWER
 SHARES
 BENEFICIALLY                       28,049,226**
 OWNED BY                  -----------------------------------------------------
 EACH                      9        SOLE DISPOSITIVE POWER
 REPORTING
 PERSON WITH                        None
                           -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER

                                    28,049,226**
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             28,049,226**
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES |_|*

--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             52.0%**
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 **The Reporting Person beneficially owns 11,274,506 shares of common stock and 1,048,420 shares of Series C Convertible Preferred Stock, which Series C shares are convertible into 16,774,720 shares of common stock of Omega. Based on the number of shares of common stock of Omega reported to be outstanding as of January 24, 2002, all such shares would represent 52.0% of Omega's outstanding shares of common stock, after giving effect to the conversion of the Series C Preferred and the issuance of common stock pursuant to the rights offering completed by Omega on February 21, 2002.

-----------------------------                            -----------------------
 CUSIP NO.  681936100                  13D                Page 3 of 9 Pages
-----------------------------                            -----------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Explorer Holdings GenPar, LLC
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |X|
                                                                        (b) |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             WC
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)                                  |_|

--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                                    None
                           -----------------------------------------------------
 NUMBER OF                 8        SHARED VOTING POWER
 SHARES
 BENEFICIALLY                       28,049,226**
 OWNED BY                  -----------------------------------------------------
 EACH                      9        SOLE DISPOSITIVE POWER
 REPORTING
 PERSON WITH                        None
                           -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER

                                    28,049,226**
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             28,049,226**
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES |_|*

--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             52.0%**
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**See footnote ** on page 2 of this Schedule 13D/A.

-----------------------------                            -----------------------
 CUSIP NO.  681936100                  13D                Page 4 of 9 Pages
-----------------------------                            -----------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Hampstead Investment Partners III, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |X|
                                                                        (b) |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             WC
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)                                  |_|

--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                                    None
                           -----------------------------------------------------
 NUMBER OF                 8        SHARED VOTING POWER
 SHARES
 BENEFICIALLY                       28,049,226**
 OWNED BY                  -----------------------------------------------------
 EACH                      9        SOLE DISPOSITIVE POWER
 REPORTING
 PERSON WITH                        None
                           -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER

                                    28,049,226**
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             28,049,226**
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES |_|*

--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             52.0%**
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**See footnote ** on page 2 of this Schedule 13D/A.

-----------------------------                            -----------------------
 CUSIP NO.  681936100                  13D                Page 5 of 9 Pages
-----------------------------                            -----------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Donald J. McNamara
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |X|
                                                                        (b) |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             WC
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)                                  |_|

--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                                    None
                           -----------------------------------------------------
 NUMBER OF                 8        SHARED VOTING POWER
 SHARES
 BENEFICIALLY                       28,049,226**
 OWNED BY                  -----------------------------------------------------
 EACH                      9        SOLE DISPOSITIVE POWER
 REPORTING
 PERSON WITH                        None
                           -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER

                                    28,049,226**
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             28,049,226**
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES |_|*

--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             52.0%**
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**See footnote ** on page 2 of this Schedule 13D/A.

-----------------------------                            -----------------------
 CUSIP NO.  681936100                  13D                Page 6 of 9 Pages
-----------------------------                            -----------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Daniel A. Decker
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |X|
                                                                        (b) |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             WC
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)                                  |_|

--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                                    None
                           -----------------------------------------------------
 NUMBER OF                 8        SHARED VOTING POWER
 SHARES
 BENEFICIALLY                       28,049,226**
 OWNED BY                  -----------------------------------------------------
 EACH                      9        SOLE DISPOSITIVE POWER
 REPORTING
 PERSON WITH                        None
                           -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER

                                    28,049,226**
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             28,049,226**
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES |_|*

--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             52.0%**
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**See footnote ** on page 2 of this Schedule 13D/A.

         This amendment amends and supplements the information set forth in the Statement on Schedule 13D filed on May 25, 2000, as amended on April 19, 2001, September 20, 2001, October 29, 2001 and November 26, 2001 (as amended, the "Statement") by the Reporting Persons.

ITEM 1.  SECURITY AND ISSUER.

         This amendment relates to the common stock, par value $0.10 (the "Common Stock"), of Omega Healthcare Investors, Inc. (the "Company").

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended to add the following at the end thereof:

         On February 21, 2002, Explorer and the Company consummated the transactions contemplated by the Investment Agreement, as described in Amendment No. 3 to the Statement. In accordance with the Investment Agreement, the Reporting Persons purchased 10,720,656 shares of Common Stock for $31,304,315 and entered into an Amended and Restated Stockholders Agreement and an Amended and Restated Registration Rights Agreement, as described in Amendment No. 3 to the Statement. The source of funds for Explorer's purchase of shares of Common Stock was the Reporting Persons' working capital, which was derived from capital contributions from its partners.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5(a) is hereby amended to read in its entirety as follows:

(a) Each of the Reporting Persons beneficially owns 28,049,226 shares of Common Stock, an amount which includes 16,774,720 shares of Common Stock owned by virtue of Explorer's ownership of 1,048,420 shares of Series C Preferred. Based on the number of shares of Common Stock reported to be outstanding as of January 24, 2002, such shares would represent 52.0% of the Company's outstanding shares of Common Stock, after giving effect to the conversion of the Series C Preferred and the issuance of common stock pursuant to the rights offering completed by the Company on February 21, 2002. Explorer beneficially owns such shares directly and each of the other Reporting Persons beneficially own such shares indirectly through the relationships described in the Statement. Messrs. McNamara and Decker disclaim beneficial ownership of all shares held by Explorer.

         Item 5(c) is hereby amended to read in its entirety as follows:

(c)      The response to Item 3 is incorporated by reference.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

Exhibits D and E to Amendment No. 3 to the Statement are amended and restated by Exhibits A and B attached hereto.

Exhibit A -    Amended and Restated Stockholders Agreement

Exhibit B -    Amended and Restated Registration Rights Agreement

Exhibit C -    Power of Attorney for Donald J. McNamara

Exhibit D -    Power of Attorney for Daniel A. Decker

                                   SIGNATURES

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct, and agree that this Statement may be filed collectively on behalf of each of the undersigned by Explorer Holdings, L.P., Explorer Holdings GenPar, LLC, Hampstead Investment Partners III, L.P., Donald J. McNamara and Daniel A. Decker.

Date:  February 22, 2002            EXPLORER HOLDINGS, L.P.



                                    By:      Explorer Holdings GenPar, LLC,
                                             its General Partner



                                    By:   /s/ Kymberlyn J. Irvin
                                        ----------------------------------------
                                        Kymberlyn J. Irvin
                                        Authorized Officer


                                    EXPLORER HOLDINGS GENPAR, LLC



                                    By:   /s/ Kymberlyn J. Irvin
                                        ----------------------------------------
                                        Kymberlyn J. Irvin
                                        Authorized Officer


                                    HAMPSTEAD INVESTMENT PARTNERS III, L.P.

                                    By: Hampstead Investment Partners III
                                        GenPar, L.P., its General Partner

                                        By:  Hampstead GenPar III, LLC,
                                             its General Partner



                                             By:   /s/ Kymberlyn J. Irvin
                                                 -------------------------------
                                                 Kymberlyn J. Irvin
                                                 Authorized Officer

                                      /s/ Donald J. Mcnamara                 *
                                    -----------------------------------------
                                    Donald J. McNamara

                                      /s/ Daniel A. Decker                   *
                                    -----------------------------------------
                                    Daniel A. Decker


--------------------
* Pursuant to Power of Attorney filed herewith.

                                  EXHIBIT INDEX

Exhibit A -          Amended and Restated Stockholders Agreement

Exhibit B -          Amended and Restated Registration Rights Agreement

Exhibit C -          Power of Attorney for Donald J. McNamara

Exhibit D -          Power of Attorney for Daniel A. Decker